EXHIBIT 99.1

Appliance Recycling Centers of America Inc. 7400 Excelsior Boulevard Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO)
952/930-9000
Richard G. Cinquina
Equity Market Partners
904/261-2210

Appliance Recycling Centers of America

Reports Strong Retail Sales Growth
In Third Quarter of 2005

November 3, 2005—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $20,706,000 for the third quarter of 2005 ended October 1, an increase of 42% from $14,543,000 in the year-earlier period. Net income totaled $47,000 or $0.01 per diluted share, compared to $260,000 or $0.08 per diluted share in the third quarter of 2004.

For the first nine months of 2005, revenues increased 45% to $56,757,000 from $39,135,000 in the same period a year ago. Net income for this period was a breakeven of $18,000 or $0.00 (rounded) per diluted share, compared to a net loss of $514,000 or $0.21 per share in the first nine months of 2004.

Same-store sales of the nine ApplianceSmart factory outlets that were open during the third quarters of 2005 and 2004 rose 19%, while total retail sales from 12 ApplianceSmart outlets increased 52% to $16,513,000 compared to last year’s third quarter. A 37,000-square-foot ApplianceSmart factory outlet in San Antonio, the second store in this market, opened in October 2005.

Recycling revenues increased 17% to $3,757,000 in this year’s third quarter compared to the year-earlier period. The majority of this growth was generated by the energy conservation program in California sponsored by Southern California Edison Company, but growing revenue contributions came from utility-related recycling programs in Connecticut, the city of Austin, Texas, and the state of Wisconsin.

Edward R. (Jack) Cameron, president and chief executive officer, commented:  “The sales growth of our ApplianceSmart operation remained exceptionally strong in this year’s third quarter.  We believe this sales performance reflects the fundamental soundness of ApplianceSmart’s value proposition, as well as our ability to target attractive locations for new factory outlets in both new and existing markets.  However, ARCA’s profitability was affected by growth-related expenses generated by the expansion of our ApplianceSmart network, which grew from nine outlets in the third quarter of 2004 to 12 at the end of this year’s third quarter.  Having demonstrated ApplianceSmart’s viability and effectiveness from the standpoint of top line growth, we now must improve the operating efficiencies in order to strengthen ARCA’s profitability.”

Cameron continued: “We remain very confident in ARCA’s prospects.  We have made substantial progress in recent years and believe that ARCA is moving in the right strategic direction.  Over the near-term, the fourth quarter typically marks the onset of a seasonal slowdown in appliance sales.  In addition, the advertising support provided by our utility partners for their recycling programs tends to wind down toward the end of each calendar year.”

ARCA is currently in the process of submitting a bid for renewing its multi-year contract for the California statewide appliance recycling program.  This new contract would have three-year durations starting in January 2006.

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of October 2005, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.  ARCA is also the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

3rd Quarter 2005 Results

(000’s omitted except for share amounts)

	Three months ended		Nine months ended
	October 1	October 2	October 1	October 2
	2005	2004	2005	2004
Revenues
Retail	$16,513	$10,838	$47,709	$31,161
Recycling	3,757	3,199	7,973	6,854
Byproduct	436	506	1,075	1,120
Total revenues	20,706	14,543	56,757	39,135

Cost of Revenues	14,873	10,041	39,667	27,661

Gross profit	5,833	4,502	17,090	11,474

Selling, General & Administrative Expenses	5,529	4,086	16,401	11,516
Operating income (loss)	304	416	689	(42)

Other Income (Expense)
Other income	2	33	1	22
Interest expense	(259)	(187)	(672)	(558)

Income (loss) before provision for income taxes	47	262	18	(578)

Provision for (Benefit of) Income Taxes	—	2	—	(64)

Net income (loss)	$47	$260	$18	$(514)

Basic Earnings (Loss) per Common Share	$0.01	$0.09	$0.00	$(0.21)

Diluted Earnings (Loss) per Common Share	$0.01	$0.08	$0.00	$(0.21)

Basic Weighted Average No. of Common Shares Outstanding	4,269	2,986	4,242	2,429

Diluted Weighted Average No. of Common Shares Outstanding	4,388	3,095	4,353	2,429

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

As of October 1, 2005

(000’s)

	October 1,	January 1,
	2005	2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$2,692	$4,362
Receivables - net of allowance of $102,000	3,204	2,034
Inventories, net of reserves of $352,000 and $385,000 respectively	12,736	10,154
Deferred income taxes	468	468
Other current assets	476	338
Total Current Assets	19,576	17,356
Property and Equipment, at cost
Land	2,050	2,050
Building and Improvements	4,477	4,338
Equipment	6,241	5,928
	12,768	12,316
Less accumulated depreciation	6,594	5,982
Net property and equipment	6,174	6,334
Other assets	327	300
Restricted cash	350	350
Total Assets	$26,427	$24,340

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$6,102	$5,415
Current maturities of long term obligations	225	615
Accounts payable	5,352	3,889
Accrued expenses	2,917	2,779
Income taxes payable	58	58
Total Current Liabilities	14,654	12,756
Minority Interest	12	—
Long-Term Obligations, less current maturities	4,922	5,053
Deferred Income Tax Liabilities	468	468
Total Liabilities	20,056	18,277

Shareholders’ Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,319,000 and 4,136,000 shares respectively	14,840	14,549
Accumulated Deficit	(8,469)	(8,486)
Total Shareholders’ Equity	6,371	6,063
Total Liabilities and Shareholders’ Equity	$26,427	$24,340